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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-12


                            THE PIONEER GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)



                         LENS INVESTMENT MANAGEMENT, LLC
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Not applicable
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    (2) Aggregate number of securities to which transaction applies:  Not applicable.
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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.
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    (4) Proposed maximum aggregate value of transaction:  Not applicable.
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    (5) Total Fee Paid:  Not applicable.
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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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    (4) Date Filed:  Not applicable.
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NY2:\908858\4\58531.0014
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                         LENS INVESTMENT MANAGEMENT, LLC
                               45 EXCHANGE STREET
                              PORTLAND, MAINE 04101


                     PIONEER GROUP -- TEN-DAY MEETING ALERT



May 5, 2000


Dear Fellow Stockholder:

           On May 1, John Cogan, President and CEO of your Company wrote to comment on our most recent letter to you. We believe that his letter contained numerous half truths and mischaracterizations in an attempt to "lower the bar" in the dialogue that we have carried on with you since February, concerning our shared investment in The Pioneer Group. We would like to set the record straight so that you can make an informed decision on how to vote your shares at the Company's Annual meeting on May 16, less than two weeks from today.

           LENS SUPPORTS A SALE OF THE COMPANY BUT, BECAUSE OF THE TRACK RECORD OF PRESENT LEADERSHIP, WE ARE SKEPTICAL OF MANAGEMENT'S ABILITY TO EFFECTIVELY CONCLUDE A SALE. Lens has no intention of derailing or restarting the process of selling the Company. In fact, as you know by now, we believe that this process is the only mechanism to create an adequate return for stockholders. As stockholders, however, we have heard this chorus before from the same management, who assured us in 1998 that the Company's gold mining operations in Ghana were to be sold (to date, no such sale has occurred). We simply want to be in a position to assure that a sale of the Company is concluded as quickly as possible and on the most favorable terms possible.

           LENS WOULD BE PLEASED TO WITHDRAW ITS CANDIDATES. If the Company were to announce the execution of a binding agreement to sell the Company on terms that maximize shareholder value, we would withdraw our nominees. Management, knowing the status of the sale process, selected May 16 as the date for the Company's Annual Meeting of Stockholders and should produce a willing buyer by that date. We believe that the stockholders' vote at the Annual Meeting should serve as a referendum on management's performance, including whether it has produced a sale transaction. If management has not, we urge you NOT to provide management another full year to produce (or NOT to produce) a sale. Instead, elect our nominees - whose interests are directly aligned with yours - to see the sale process move swiftly to completion.

           A FINAL WORD ABOUT RETENTION AGREEMENTS. Retention agreements can serve a useful purpose in certain sale situations. We do, however, take issue with what we assume to be Mr. Cogan's position that the particular agreements the Company entered into reflect sound business judgment or best serve the stockholders. We are particularly appalled by the number of people who receive this benefit, an aggregate payout, together with other change of control benefits, of nearly $15 million. Moreover we continue to fail to understand why Mr. Cogan should have been granted the right to special bonus of $1,000,000 upon consummation of a "significant transaction." We believe he is already adequately compensated to act in the Company's best interests, perhaps more than adequately, based on the Company's recent performance.

           PIONEER'S STOCK IS UP OVER 55% SINCE LENS FIRST FILED ITS PROXY MATERIALS. TO PARAPHRASE MR. COGAN, LENS = MORE VALUE TO YOU! On the day the Company's stock hit a new 52-week high, Mr. Cogan correctly pointed out that if

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the stock price were 4% higher, it would reach the lowest estimate we made in our proxy statement of the potential value to stockholders of a sale. What Mr. Cogan failed to mention is that Pioneer stock is up 55% since Lens began advocating that the Company be sold. He also failed to mention that the stock could appreciate another 51% from its May 1 closing price of $27.75 (and 150% from its closing price of $16.78 on February 10, 2000, the day before we first filed our materials with the SEC) before reaching $42, the high range of our estimates. Mr. Cogan also did not mention that this higher estimate was based on our analysis of sale prices in recent transactions involving publicly-held companies. Unlike Mr. Cogan, Lens' sole interest in Pioneer is as a shareholder. We want shareholders to receive the highest price possible in a sale and, if our nominees are elected, this is their goal.

           YOUR VOTE IS IMPORTANT - YOU ARE A SIGNIFICANT STOCKHOLDER OF THE PIONEER GROUP. THE ANNUAL MEETING IS IN LESS THAN TWO WEEKS. PLEASE RETURN THE GOLD PROXY CARD ONLY.

           PLEASE DO NOT RETURN A MANAGEMENT PROXY CARD UNDER ANY CIRCUMSTANCES, EVEN TO VOTE "AGAINST." IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE, BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS. PLEASE RETURN ONLY LENS' GOLD PROXY CARD.

           IF YOUR SHARES ARE HELD BY A BROKER, BANK OR ANOTHER NOMINEE, ONLY THAT NOMINEE CAN VOTE YOUR SHARES. PLEASE CONTACT YOUR BROKER OR NOMINEE AND INSTRUCT IT TO RETURN ONLY LENS' GOLD PROXY CARD. If you have questions or comments, please contact MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or CALL TOLL-FREE: (800) 322-2885.

                                           Sincerely,

                                           /s/ Lens Investment Management, LLC



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